Exhibit 8.1

Squire Patton Boggs (US) LLP 4900 Key Tower 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squirepattonboggs.com

January 29, 2025

Old National Bancorp
One Main Street
Evansville, Indiana 47708

Re:	Merger of Bremer Financial Corporation with and into Old National Bancorp

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Old National Bancorp, an Indiana corporation (“ONB”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between ONB and Bremer Financial Corporation.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully Submitted,

/s/ Squire Patton Boggs (US) LLP

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